Exhibit 4.9

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 8th day of June, 2012

BETWEEN:

OPEL Technologies Inc., a body corporate continued under the laws of the Province of Ontario

(hereinafter called the “Company”)

AND:

Peter Copetti, an individual resident in the City of Toronto, Ontario

(hereinafter called the “Consultant”)

OF THE SECOND PART

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1.                                       The Consultant agrees to provide management and corporate development consulting services during the term of this agreement.  The Consultant shall provide consulting services to the Company in the Capacity of an Executive Director of the Company, and the Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such consulting capacity or capacities as may from time to time be determined by resolution of the Board of Directors of the Company and shall perform such duties and exercise such powers as may from time to time be determined by resolution of the Board of Directors, as an independent contractor.

2.                                       The Consultant shall be appointed as a director of the Company to hold office until the next annual meeting of shareholders and thereafter so long as he is elected by the shareholders of the Company.

3.                                       The term of this Agreement shall commence on the date hereof and continue for a term of twelve months, subject to the termination provisions hereof. The base fee for the Consultant’s services hereunder shall be at the rate of CDN$8,400 per month plus applicable HST (currently 13%, for a total of CDN$9,492) (the “Base Fees”), together with any such increments thereto and bonuses (including additional grants of options) as the Board of Directors of the Company may from time to time determine, payable on the 14th day of each calendar month commencing June 14, 2012 or the next business day thereafter if the 14th day falls on a weekend or holiday. In addition, the Company shall grant the Consultant the option to purchase 2,500,000 common shares of the Company, with such options to vest in accordance with the stock option plan, subject to any regulatory required hold periods. The grant of options shall be subject to the terms of the Stock Option Plan, to the receipt of the approval of the Board of Directors of the Company, availability under the Plan and all required regulatory approvals, including without limitation, the approval of the TSX Venture Exchange.

4.                                       The Consultant shall be responsible for:

a.             the payment of income taxes and goods and services tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant;

b.            maintaining proper financial records of the Consultant, which records will detail, amongst other things, expenses incurred on behalf of the Company; and

c.               obtaining all necessary licences and permits and complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of services hereunder and the Consultant shall, when requested, provide the Company with adequate evidence of compliance with this paragraph.

5.                                       The terms “subsidiary” and “subsidiaries” as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

6.                                       During the term of this Agreement, the Consultant shall provide the consulting services to the Company, and the Consultant shall be available to provide such services to the Company in a timely manner subject to availability at the time of the request.

7.                                       The Consultant shall be reimbursed for all traveling and other expenses actualJy and properly incurred as an agent of the Company in connection with the duties hereunder. For all such expenses the Consultant shall furnish to the Company an itemized invoice, detailing the expenses incurred. including receipts for such expenses on a monthly basis, and the Company will reimburse the Consultant within fourteen (14) days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.

8.                                       The Consultant shall not, either during the continuance of this contract or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company’s purposes or except as may be necessary or desirable to further the business interests of the Company. The Consultant shall not, either during the continuance of this contract or at any time thereafter, use, for the Consultant’s own purposes or for any purpose other than those of the Company, any information the Consultant may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries. This obligation shall survive the expiry or termination of this agreement.

9.                                       The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant’s ability in a competent and professional manner and use best efforts to promote the interests of the Company.

10.                                 Upon expiry or termination of this agreement, the Consultant shall return to the Company any property, documentation or confidential information which is the property of the Company.

11.                                 This Agreement may only be terminated prior to the end of the 12 month term for just cause, without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing. Just cause shall be defmed to include, but is not limited to the following:

a.               Dishonesty or fraud;

b.              Theft;

c.               Breach of fiduciary duties;

d.              Being guilty of bribery or attempted bribery; or

e.               Gross mismanagement.

12.                                 In the event this Agreement is terminated for just cause, then at the request of the Board of Directors of the Company, the Consultant shall forthwith resign any position or office that the Consultant then holds with the Company or any subsidiary of the Company.

13.                                 The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

14.                                 The parties shall indemnify and save each other harmless from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which either party, including their respective officers, employees or agents may suffer as a result of the negligence of the other party in the performance or non-performance of this Agreement.

15.                                 It is expressly agreed, represented and understood that the parties hereto have entered into an arms length independent contract for the rendering of consulting services and that the Consultant is not the employee, agent or servant or the Company.  Further, this agreement shall not be deemed to constitute or create any partnership, joint venture, master-servant, employer employee, principal-agent or any other relationship apart from an independent contractor and contractee relationship.  Payments made to the Consultant hereunder shall be made without deduction at source by the Company for the purpose of withholding income tax, unemployment insurance payments or Canada Pension Plan contributions or the like.

16.                                 Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company.  Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the third business day following the date of mailing.  Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the registered or head office of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the third business day following the date of the mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

17.                                 The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

18.                                 The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “.this Agreement”, ‘‘hereof’, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement

19.                                 Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

20.                                 This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein. For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Company and the Consultant each hereby attoms to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

21.                                 No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

lN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

OPEL Technologies Inc.

{Signed}
Per:
Authorized Signing Officer

{Signed}	{Signed}

WITNESS	Peter Copetti